Exhibit 99.1

Telenav Special Committee Confirms Receipt of Non-Binding “Go Private” Proposal

SANTA CLARA, Calif. October 02, 2020, Telenav®, Inc. (the “Company”) (NASDAQ: TNAV), a leading provider of connected-car and location-based services, today confirmed that it has received a proposal from V99, a Delaware corporation led by HP Jin, Co-Founder, President and Chief Executive Officer of Telenav, to acquire all of the outstanding shares of Telenav for $4.32 per share in cash in a “go private” transaction structured as a reverse triangular merger.

The Telenav Board of Directors has formed a Special Committee consisting of independent directors Wes Cummins, Douglas Miller, and Randy Ortiz. The Special Committee has retained independent financial and legal advisors to evaluate and consider the proposed transaction. Consistent with its fiduciary duties, and in consultation with its independent advisors, the Special Committee will carefully review the proposal and will also consider all potential strategic alternatives to maximize shareholder value.

Telenav shareholders are advised to take no action at this time.

B. Riley Securities, Inc. is serving as financial advisor to the Telenav Special Committee, and Wilson Sonsini Goodrich & Rosati is serving as legal advisor.

ABOUT TELENAV, INC.

Telenav is a leading provider of connected car and location-based services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, we enable our customers to deliver custom connected car and mobile experiences. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent the Company’s expectations or beliefs concerning future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include the Company’s expectations regarding V99’s proposal to acquire the Company (the “Proposal”), the terms and conditions of the Proposal, and the Special Committee’s actions in respect thereof, including considering all potential strategic alternatives to maximize shareholder value. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the risk that the parties will not proceed with a transaction contemplated by the Proposal, the risk that the terms of the transaction vary materially from those set forth in the Proposal, that the conditions precedent to proceeding with the transaction contemplated by the Proposal may not be met, including the negotiation and execution of definitive documentation with respect to a transaction involving the Company. Any forward-looking statement made by the Company in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law or regulation, the Company does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

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Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Rose Temple

212-355-4449